Exhibit 99.1

Contact:
John Mills
Integrated Corporate Relations, Inc.
(310) 395-2215
BIG 5 SPORTING GOODS CORPORATION PROVIDES UPDATE ON STATUS
OF ANNUAL REPORT ON FORM 10-K
EL SEGUNDO, Calif., — August 31, 2005 — Big 5 Sporting Goods Corporation (NASDAQ: BGFVE), a leading sporting goods retailer, today announced that KPMG LLP, the Company’s independent registered public accounting firm, has informed the Company that KPMG has not yet completed its final review and audit of the Company’s Annual Report on Form 10-K for fiscal 2004 (the “fiscal 2004 Form 10-K”). As a result, the Company will not be able to file the fiscal 2004 Form 10-K with the Securities and Exchange Commission by the August 31, 2005 extended deadline provided by the Nasdaq Listing Qualifications Panel (the “Panel”). KPMG is completing its final review and audit of the Form 10-K. Based on discussions with KPMG, the Company had expected that this review and audit would be completed in order to permit the filing of the Form 10-K by August 31, 2005. The Company has now been advised by KPMG that it still needs an additional few days for all work associated with the audit to be completed. The Company’s previous announcements regarding the expected impact of all known restatement items remain unchanged.
The Company previously announced that the Panel had granted the Company an additional extension to August 31, 2005 to file the fiscal 2004 Form 10-K. The Company also announced that as part of its decision, the Panel advised the Company that no further requests for an extension to file the fiscal 2004 Form 10-K would be considered. Today, the Company and KPMG advised the Nasdaq Listing Qualifications Hearings Department of the status of the Company’s fiscal 2004 Form 10-K and the Company requested that the Panel grant an additional brief extension of time to allow KPMG to conclude its work and to enable the Company to file its Form 10-K. The Company has not received any decision from the Panel in response to its request, and there can be no assurance that the Company’s request will be granted. In the event that the request is not granted, the Company’s shares may be delisted from the Nasdaq National Market. In such event, the Company expects that its shares would trade in the over-the-counter market and the Company would apply for relisting of its shares on the Nasdaq National Market as soon as its SEC filings were current.
The Company also has obtained from the lenders under its financing agreement an extension to September 9, 2005 to deliver its audited financial statements for fiscal 2004 as required by its financing agreement. While the Company expects to be able to deliver such audited financial statements by then, if the Company is not able to do so, it intends to seek another extension, although there is no assurance that one will be granted. The Company is in compliance with all of the covenants contained in its financing agreement.
About Big 5 Sporting Goods Corporation
Big 5 is a leading sporting goods retailer in the United States, operating 311 stores in 10 states under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and in-line skating.
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Big 5’s actual results in future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in costs of goods, changes in interest rates and economic conditions in general. Those and other risks are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K/A filed on October 25, 2004 and its Quarterly Report on Form 10-Q for the quarter ended September 26, 2004. Big 5 disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.